Exhibit 99.08

Ambac Financial Group, Inc. One State Street Plaza New York, NY 10004 212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES REDEMPTION OF 7.00% DEBENTURES DUE OCTOBER 17, 2051

NEW YORK, September 25, 2006— Ambac Financial Group, Inc. (NYSE:ABK) (Ambac) announced today that it will redeem all of its outstanding $200 million 7.00% debentures (NYSE Listing AFK, CUSIP No. 023139405), on October 23, 2006 (the “Redemption Date”) at par ($25 per debenture) plus accrued interest to the Redemption Date. The Bank of New York shall act as the Paying Agent. Redemption payments will be made upon the presentation and surrender of the notes to the Paying Agent by mail at The Bank of New York, Corporate Trust Operations, P.O. Box 396, East Syracuse, New York, 13057 or by hand or overnight delivery at The Bank of New York, Corporate Trust Operations, 111 Sanders Creek Parkway, East Syracuse, New York, 13057.

The debentures will be redeemed using portions of the proceeds from Ambac’s $400 million issuance of 5.95% debentures in December 2005. On the Redemption Date, Ambac will write-off fees and expenses related to the original issuance of the 7.00% debentures of approximately $6.0 million ($3.9 million after-tax).

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).